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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                            --------------------

                                  FORM 8-A
             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR (g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934
                            --------------------

                           THE TURNER CORPORATION
           (Exact name of registrant as specified in its charter)
                            --------------------

                DELAWARE                                 13-3209884
(State of incorporation or organization)    (I.R.S. Employer Identification No.)
            375 HUDSON STREET                              10014
           NEW YORK, NEW YORK                            (Zip Code)
(Address of principal executive offices)

     Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class               Name of each exchange on which
         to be so registered:             each class is to be registered:
        ----------------------            -------------------------------
             COMMON STOCK                  NEW YORK STOCK EXCHANGE, INC.

           PREFERRED STOCK                 NEW YORK STOCK EXCHANGE, INC.
           PURCHASE RIGHTS

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

             Securities Act registration statement file number
                      to which this form relates: N/A

     Securities to be registered pursuant to Section 12(g) of the Act:
                                   None.
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
ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.
          -------------------------------------------------------

A.   COMMON STOCK
     ------------

     The summary of the terms of the share capital of the Company, including its Common Stock, par value $1 per share (the "Common Stock"), set forth below does not purport to be complete and is qualified by reference to the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and the Bylaws of the Company (the "Bylaws").

     AUTHORIZED SHARE CAPITAL

          The Company's authorized share capital consists of 20,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock (the "Preferred Stock"), par value $1 per share, issuable in series. The following series of Preferred Stock are currently authorized: 850,000 shares of Series B ESOP Convertible Preference Stock (the "Series B Preference Stock"), 9,000 shares of Series C 8.5% Convertible Preference Stock (the "Series C Preference Stock"), 6,000 shares of Series D 8.5% Convertible Preference Stock (the "Series D Preference Stock"), 9,000 shares of the Series E 8.5% Convertible Preference Stock (the "Series E Preference Stock") and 200,000 shares of Series F Participating Preference Stock (the "Series F Preference Stock"). As of November 30, 1998, there were issued 8,377,131 shares of Common Stock, including 503,433 shares which were held in the Company's treasury. As of that date, there were issued and outstanding 838,731 shares of Series B Preference Stock, 9,000 shares of Series C Preference Stock, 6,000 shares of Series D Preference Stock, no shares of Series E Preference Stock, and no shares of Series F Preference Stock. In addition, 5,847,608 shares of Common Stock have been reserved for issuance with respect to (A) options which have been granted under the Company's stock option plans or (B) conversion of the Company's Series B Preference Stock, Series C Preference Stock, Series D Preference Stock and Series E Preference Stock. The Series E Preference Stock may be issued only in exchange for the Series C Preference Stock. One Preferred Stock Purchase Right as described below is attached to each issued share of Common Stock.

     COMMON STOCK

          The rights, privileges, restrictions and conditions attaching to the Common Stock are as follows:

          Dividends. The holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Company's Board of Directors (the "Board") out of funds legally available therefor, subject to the preferential dividend rights and other rights of any outstanding shares of Preferred Stock.

          Voting. Holders of shares of Common Stock are entitled to one vote for each share held of record on matters to be voted on by the stockholders of the Company.

          Liquidation. Upon voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Company, the holders of Common Stock are entitled to receive, after distribution in full of the preferential amounts to be distributed to the holders of Preferred Stock, all the remaining assets of the Company of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of Common Stock held by them, respectively.

          Certain Charter and By-law Provisions. The Company's Certificate of Incorporation contains certain provisions that could make more difficult the acquisition of the Company by means of a merger and certain other major corporate transactions. Any merger, consolidation or disposition of substantially all the assets of the Company must be authorized by the affirmative vote of the holders of at least two-thirds of all outstanding shares entitled to vote thereon. Unless a majority of disinterested directors approve, a merger, consolidation or certain other major corporate transactions involving a person owning more than five percent of the voting shares of the Company (an "Interested Stockholder") require approval of 80% of the eligible voting shares, except that if requirements as to form of consideration, minimum price and procedure set forth in the Certificate of Incorporation are met, only the regular voting requirements, if any, applicable to the eligible voting shares need be satisfied. To comply with the form of consideration requirement, the Interested Stockholder must offer either cash or the same type of consideration used by the Interested Stockholder in acquiring the largest number of voting shares previously acquired. To satisfy the minimum price requirements, the aggregate amount of cash and the "Fair Market Value" (as defined in the Certificate of Incorporation) of the consideration other than cash to be received per share by holders of voting shares must be at least equal to the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) paid by such Interested Stockholder in acquiring any of the Company's voting shares. Furthermore, the minimum price requirement can be fulfilled only if the Interested Stockholder has neither received any newly issued shares of capital stock, nor received generally any disproportionate benefits from the Company or any of its subsidiaries. The "Fair Market Value" may exceed the market price of Common Stock at the time of any proposed transaction.

          The Company's By-laws contain provisions that could make more difficult the acquisition of control of the Company by various means, such as a tender offer, open market purchases, a proxy contest or otherwise. For instance, the Company's Board is divided into three classes, as nearly equal in number as is reasonably possible, serving staggered terms. One class of directors is elected at each annual meeting to serve a term of three years. In addition, special meetings of the stockholders may only be called at the direction of the Board.

          The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of the outstanding Preferred Stock or any Preferred Stock that the Company may issue in the future.

          Delaware Anti-Takeover Law. The Company is subject to provisions of Section 203 of the Delaware General Corporation Law. In general, under
Section 203, a Delaware corporation may not engage in any business combination with any interested stockholder (a person that owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation or is an affiliate or associate of a corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the prior three years), for a period of three years following the date such stockholder became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder. The restrictions imposed by Section 203 will not apply to a corporation if the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by this section or the corporation by action of its stockholders adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203. The Company has not elected out of Section 203, and thus the restrictions imposed by Section 203 apply to the Company.

     PREFERRED STOCK

          The Board is expressly authorized to issue shares of Preferred Stock from time to time in one or more series as the Board may determine.

          Dividends. The holders of Preferred Stock of any series are entitled to receive preferential cash dividends as established for the particular series, before any dividend on the Common Stock, other than dividends payable in Common Stock, has been paid or set apart for payment with respect to the same dividend period. All shares of the Preferred Stock of all series will be of equal rank, preference and priority as to dividends irrespective of whether or not the rates of dividends are the same. When the stated dividends are not paid in full, the shares of all series of the Preferred Stock will share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable to such shares if all dividends are not paid in full; provided, however, that any two or more series of Preferred Stock may differ from each other as to the existence and extent of the right to cumulative dividends.

          Voting Rights. Unless and except to the extent otherwise provided by law and provided in the resolution of the Board creating a series of Preferred Stock, the shares of Preferred Stock will have no voting power with respect to any matter whatsoever, including, but not limited to, any actions to (i) increase the authorized number of shares of the Preferred Stock or of any series thereof, (ii) create shares of stock of any class ranking prior to or on a parity with any series of the Preferred Stock with respect to any preference or voting power, and (iii) authorize a new series of Preferred Stock having preferences or voting power ranking prior to or on a parity with any series of the Preferred Stock.

          Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Company, the holders of the shares of each series of Preferred Stock then outstanding will be entitled to receive out of the net assets of the Company the amount per share fixed as the liquidation preference by the Board before any distribution or payment is made to the holders of Common Stock. If the net assets of the Company, or proceeds thereof, distributable among the holders of the shares of all series of the Preferred Stock are insufficient to pay in full the preferential amount as fixed by the Board, then such assets, or the proceeds thereof, will be distributed among such holders ratably in accordance with the respective amounts which would be payable if all amounts payable thereon were paid in full. Neither the consolidation or merger of the Company, nor the sale, lease or conveyance of all or any part of its assets will be deemed a liquidation, dissolution, distribution of assets or winding up of the Company.

          SERIES B PREFERENCE STOCK.

          Dividends. The holders of shares of Series B Preference Stock are entitled to receive, when declared by the Board out of funds legally available therefor, cash dividends in an amount per share per annum equal to 10% of the original issuance price per share of Series B Preference Stock (the "Issue Price"). The Issue Price was $21.29 per share.

          So long as any shares of Series B Preference Stock are outstanding, no dividend will be declared, paid, or set apart for payment on any other class of stock or series thereof ranking on a parity with the Series B Preference Stock as to payment of dividends unless like proportionate dividends for all past and then current dividend payment periods of the Series B Preference Stock shall be or have been declared, paid, or set apart for payment on the Series B Preference Stock. Also, the Company may not make any other distributions on or make any payment on account of the purchase, redemption or other retirement of any other class of stock or series of stock ranking junior to the Series B Preference Stock as to payment of dividends unless full dividends for all past and then current dividend payment periods of the Series B Preference Stock have been declared, paid, or set apart for payment on the Series B Preference Stock.

          Redemption. The Series B Preference Stock is redeemable, in whole or in part, at the option of the Company. The redemption price per share during the twelve-month period which started on July 1, 1998 is 104% of the Issue Price and thereafter, an amount per share equal to the Issue Price plus, in each case, all accrued and unpaid dividends thereon to the date of redemption. The Company, at its option, may make payment of the redemption price required upon redemption of shares of Series B Preference Stock in cash or in a combination of shares of Common Stock and cash, any such shares of Common Stock to be valued for such purposes at their Current Market Price (as defined).

          Conversion. Each share of Series B Preference Stock is convertible, at the option of the holder thereof, at any time and from time to time into shares of Common Stock. The present conversion rate is one and one-half shares of Common Stock for each share of Series B Preference Stock, subject to antidilution adjustments.

          Voting. (i) Except as otherwise required by law, the holders of Series B Preference Stock are entitled to a number of votes equal to the number of shares of Common Stock into which the shares of Series B Preference Stock held could be converted on the record date for determining the stockholders entitled to vote, voting together as one class with the holders of Common Stock and the holders of any other capital stock of the Company at the time entitled to vote on all matters submitted to a vote of the stockholders of the Company.

          (ii) Except as otherwise required by law, holders of Series B Preference Stock have no special voting rights and their consent will not be required (except to the extent they are entitled to vote with the holders of Common Stock for taking any corporate action); provided, however, that the affirmative vote of at least two-thirds of the outstanding shares of Series B Preference Stock, voting separately as a single series, is necessary to adopt any alteration, amendment or repeal of any provision of the Certificate of Incorporation or the resolution of the Board of Directors authorizing the Series B Preference Stock, if such amendment, alteration or repeal would adversely alter or change the powers, preferences, or special rights of the shares of Series B Preference Stock.

          Liquidation. Upon any liquidation, dissolution or winding up of the Company, the holders of Series B Preference Stock are entitled to receive, out of assets of the Company which remain after satisfaction in full of all claims of creditors of the Company and which are available for payment to stockholders, and subject to the rights of the holders of any stock of the Company ranking senior to or on a parity with the Series B Preference Stock in respect of distributions upon liquidation, dissolution or winding up of the Company, before any amount is paid or distributed among the holders of Common Stock or any other shares ranking junior to the Series B Preference Stock in respect of distributions upon liquidation, dissolution or winding up of the Company, liquidating distributions in an amount per share equal to the Issue Price plus an amount equal to all accrued and unpaid dividends and distributions thereon to the date of distribution. If upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Series B Preference Stock and on other stock ranking as to any such distribution on a parity with the Series B Preference Stock are not paid in full, the holders of the Series B Preferred Stock and such other stock will share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled.

          In the event that the Company consummates any consolidation, merger, business combination or other similar transaction, pursuant to which the outstanding shares of Common Stock are by operation of law exchanged for or changed or converted into other stock or securities or cash or any other property, or any combination thereof, outstanding shares of Series B Preference Stock will, without any action on the part of the Company or any holder thereof, be automatically converted into an amount per share equal to the aggregate amount of stock, securities, cash or other property (payable in like kind) receivable upon such event by a holder of the number of shares of Common Stock into which such shares of Series B Preference Stock could have been converted immediately prior to such event unless the holder of Series B Preference Stock elects to receive a cash payment equal to the amount payable in respect of shares of Series B Preference Stock upon liquidation of the Company pursuant to the liquidation rights described above.

          SERIES C PREFERENCE STOCK

          Dividends. At the date hereof, the holders of shares of Series C Preference Stock are entitled to receive, when declared by the Board out of funds legally available therefor, on the day a dividend is paid to the holders of the Common Stock, a dividend equal to the dividend (other than a dividend paid solely in shares of Common Stock) paid with regard to the number of shares of Common Stock into which a share of Series C Preference Stock could have been converted on the record date for payment of the dividend.

          Unless and until all accumulated dividends on the Series C Preference Stock have been paid, the Company may not (i) declare, pay or set aside funds for the payment of any dividend or other distribution (other than a distribution payable solely in Common Stock) with regard to shares of Common Stock or other shares ranking junior to the Series C Preference Stock (in this subsection "Junior Shares") or (ii) redeem or purchase, or set aside funds for the redemption or purchase of, any Junior Shares. While any shares of Series C Preference Stock are outstanding, the Company may not pay, or set aside funds for the payment of, a dividend with regard to any class or series of stock ranking on a parity with the Series C Preference Stock as to payment of dividends unless at least a proportionate payment is made with regard to all accumulated dividends on the Series C Preference Stock.

          Conversion. Each share of Series C Preference Stock is convertible, at the option of the holder thereof, at any time and from time to time into a number of fully paid and non-assessable shares of Common Stock equal to the Liquidation Preference (as defined below in this subsection) of the shares surrendered for conversion divided by the Conversion Price (as the same may be adjusted in accordance with the terms of the Series C Preference Stock). The present conversion rate is 166 2/3 shares of Common Stock for each share of Series C Preference Stock, subject to antidilution adjustments.

          Voting. While the holders of Series C Preference Stock hold in aggregate shares of Common Stock and certain other securities which are convertible into or exchangeable for a number of shares of Common Stock ("Common Stock Equivalents") totaling at least 15% of the Outstanding Common Stock (as defined in the terms of the Series C Preferred Stock), the holders of the Series C Preference Stock, voting as a separate class, will have the right to elect three directors of the Company. While the holders of the Series C Preference Stock hold in aggregate shares of Common Stock and Common Stock Equivalents totaling less than 15%, but at least 12.5%, of the Outstanding Common Stock, the holders of the Series C Preference Stock, voting as a separate class, will have the right to elect two directors of the Company. Lastly, while the holders of the Series C Preference Stock hold in aggregate shares of Common Stock and Common Stock Equivalents totaling less than 12.5%, but at least 10%, of the Outstanding Common Stock, the holders of the Series C Preference Stock, voting as a separate class, will have the right to elect one director of the Company. Further, holders of the Series C Preference Stock vote together with the holders of the Common Stock, and together with the holders of any other class or series of stock which vote together with the holders of the Common Stock, with each holder of record entitled to the same number of votes as the number of shares of Common Stock into which the Series C Preference Stock held by such holder could be converted, on all matters, except that when the holders of the Series C Preference Stock are entitled to elect at least one director as a class, they do not vote for the election of directors with the other stockholders.

          Redemption. The Series C Preference Stock is not redeemable at the election of the Company. However, if at any time the Company issues in any transaction a number of shares of Common Stock, or certain securities which are convertible into or exchangeable for a number of shares of Common Stock ("Convertible Securities")(as defined in the terms of the Series C Preference Stock), which is equal to 15% or more of the outstanding shares of Common Stock (as determined in accordance with the terms of the Series C Preference Stock), then promptly thereafter, unless the issuance of those shares of Common Stock or Convertible Securities in the transaction is approved by the holders of two-thirds of the outstanding Series C Preference Stock, each Series C Preference Stock holder will have the right during a limited period of time, to require the Company to redeem all the Series C Preference Stock owned of record or beneficially by the holder. The redemption price per share is equal to the Liquidation Preference of that share plus cash in the amount of any accumulated but unpaid dividends, and all accrued dividends, if any, since the last dividend payment date, with regard to those shares.

          Liquidation. Upon any liquidation, dissolution or winding up of the Company, the holders of Series C Preference Stock are entitled to receive, out of assets of the Company which remain after satisfaction in full of all claims of creditors of the Company and which are available for payment to stockholders, and subject to the rights of the holders of any stock of the Company ranking senior to or on a parity with the Series C Preference Stock in respect of distributions upon liquidation, dissolution or winding up of the Company, before any amount is paid or distributed among the holders of Common Stock or any other shares ranking junior to the Series C Preference Stock in respect of distributions upon liquidation, dissolution or winding up of the Company, liquidating distributions in an amount per share equal to (i) $1,000 per share (the "Liquidation Preference") plus (ii) all accumulated and unpaid dividends, and all accrued but not yet due dividends, with regard to the Series C Preference Stock to the date of final distribution. If upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Series C Preference Stock and on other stock ranking as to any such distribution on a parity with the Series C Preference Stock are not paid in full, the holders of the Series C Preferred Stock and such other stock will share ratably in any distribution of assets in accordance with the respective liquidation preferences of the shares held by them.

          SERIES D PREFERENCE STOCK

          Dividends. At the date hereof, the holders of shares of Series D Preference Stock are entitled to receive, when declared by the Board out of funds legally available therefor, on the day a dividend is paid to the holders of the Common Stock, a dividend equal to the dividend (other than a dividend paid solely in shares of Common Stock) paid with regard to the number of shares of Common Stock into which a share of Series D Preference Stock could have been converted on the record date for payment of the dividend.

          Unless and until all accumulated dividends on the Series D Preference Stock have been paid, the Company may not (i) declare, pay or set aside funds for the payment of any dividend or other distribution (other than a distribution payable solely in Common Stock) with regard to shares of Common Stock or other stock ranking junior to the Series D Preference Stock (in this subsection "Junior Shares") or (ii) redeem or purchase, or set aside funds for the redemption or purchase of, any Junior Shares. While any shares of Series D Preference Stock are outstanding, the Company may not pay, or set aside funds for the payment of, a dividend with regard to any class or series of stock ranking on a parity with the Series D Preference Stock as to payment of dividends unless at least a proportionate payment is made with regard to all accumulated dividends on the Series D Preference Stock.

          Conversion. Each share of Series D Preference Stock is convertible, at the option of the holder thereof, at any time and from time to time into a number of fully paid and non-assessable shares of Common Stock equal to the Liquidation Preference (as defined below in this subsection) of the shares surrendered for conversion divided by the Conversion Price (as the same may be adjusted in accordance with the terms of the Series D Preference Stock). The present conversion rate is 150 shares of Common Stock for each share of Series D Preference Stock, subject to antidilution adjustments.

          Voting. Except as otherwise required by law, with regard to each matter presented for the vote of the Common Stock holders, each holder of a Series D Preference Stock will be entitled to vote together with the holders of the Common Stock, and together with the holders of any other class or series of stock which vote together with the holders of the Common Stock, with each holder of record entitled to the same number of votes as the number of shares of Common Stock into which the Series D Preference Stock held by such holder could be converted. The present holder of the Series C Preference Stock and the Series D Preference Stock has agreed that at any time when the holders of the Series C Preference Stock, voting as a separate class, have the right to elect any directors, such holder, in elections of directors, will vote all shares of Series D Preference Stock held by such holder in the same proportion in which the shares of Common Stock not owned by such holder are voted.

          Redemption. The Series D Preference Stock is not redeemable at the election of the Company. However, if at any time the Company issues in any transaction a number of shares of Common Stock, or certain securities which are convertible into or exchangeable for a number of shares of Common Stock ("Convertible Securities") (as defined in the terms of the Series D Preference Stock), which is equal to 15% or more of the Outstanding Common Stock (as defined in the terms of the Series D Preference Stock), then promptly thereafter, unless the issuance of those shares of Common Stock or Convertible Securities in the transaction is approved by the holders of two-thirds of the outstanding Series D Preference Stock, each Series D Preference Stock holder will have the right during a limited period of time, to require the Company to redeem all the Series D Preference Stock owned of record or beneficially by the holder. The redemption price per share is equal to the Liquidation Preference of that share plus cash in the amount of any accumulated but unpaid dividends, and all accrued dividends, if any, since the last dividend payment date, with regard to those shares.

          Liquidation. Upon any liquidation, dissolution or winding up of the Company, the holders of Series D Preference Stock are entitled to receive, out of assets of the Company which remain after satisfaction in full of all claims of creditors of the Company and which are available for payment to stockholders, and subject to the rights of the holders of any stock of the Company ranking senior to or on a parity with the Series D Preference Stock in respect of distributions upon liquidation, dissolution or winding up of the Company, before any amount is paid or distributed among the holders of Common Stock or any other shares ranking junior to the Series D Preference Stock in respect of distributions upon liquidation, dissolution or winding up of the Company, liquidating distributions in an amount per share equal to (i) $1,000 per share (the "Liquidation Preference") plus (ii) all accumulated and unpaid dividends, and all accrued but not yet due dividends, with regard to the Series D Preference Stock to the date of final distribution. If upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Series D Preference Stock and on other stock ranking as to any such distribution on a parity with the Series D Preference Stock are not paid in full, the holders of the Series D Preferred Stock and such other stock will share ratably in any distribution of assets in accordance with the respective liquidation preferences of the shares held by them.

          SERIES E PREFERENCE STOCK

          The rights and preferences applicable to the Series E Preference Stock are essentially the same as those applicable to the Series C Preference Stock discussed above, with the exception that the Series E Preference Stock does not have the right to a class vote for directors.

B.   PREFERRED STOCK PURCHASE RIGHTS ("RIGHTS")
     ------------------------------------------

          On August 14, 1998, the Board of the Company declared a dividend distribution of one Right for each outstanding share of Common Stock. The distribution was payable to the stockholders of record at the close of business on September 21, 1998. In addition, the Company has authorized the issuance of one Right with respect to each share of Common Stock that becomes outstanding between the close of business on September 21, 1998, and the earlier of the Distribution Date or Expiration Date (as such terms are hereinafter described) or the date, if any, on which Rights may be redeemed. When exercisable, each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series F Preference Stock at a price of $80 per one one-hundredth of a share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent").

          Up to and including the Distribution Date, the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the close of business on September 21, 1998, by such Common Stock certificates, whether or not a copy of the Summary of Rights is attached thereto, and the Rights will be transferred with and only with Common Stock. In addition, up to and including the Distribution Date (or earlier redemption or expiration of the Rights), (i) new Common Stock certificates issued after the close of business on September 21, 1998, upon transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference and (ii) the surrender for transfer of any certificates for Common Stock outstanding on or after September 21, 1998, with or without a copy of the Summary of Rights attached thereto, will also constitute the transfer of the Rights associated with Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

          Under the Rights Agreement, the Distribution Date is defined as the earlier of the tenth business day after (i) the commencement of a tender or exchange offer by any person (other than the Company, any subsidiary of the Company or any employee benefit plan or employee stock plan of the Company or of any subsidiary of the Company) for a number of the outstanding shares of the Company's stock having in the aggregate 30% or more of the general voting power of the Company, unless the Board declares that the tenth business day following such tender or exchange offer shall not be considered a Distribution Date, or (ii) the date (the "Stock Acquisition Date") of a public announcement by the Company or an Acquiring Person that an Acquiring Person has become such. In general, under the Rights Agreement an Acquiring Person is a person or group of affiliated or associated persons (other than the Company, any subsidiary of the Company, any employee benefit plan or employee stock plan of the Company or of any subsidiary of the Company, any person who is the beneficial owner of shares of the Company's stock having in the aggregate 30% or more of the general voting power of the Company solely by reason of the purchase or conversion of certain specified securities, including the Series C Preference Stock and Series D Preference Stock, or any person who acquires shares of the Company's stock having in the aggregate 30% or more of the general voting power of the Company in connection with a transaction or series of transactions approved in advance by the Board) who has acquired or obtained the right to acquire beneficial ownership of a number of the outstanding shares of the Company's stock having in the aggregate 30% or more of the general voting power of the Company.

          The Rights are not exercisable until after the date on which the Company's right to redeem has expired. The Rights will expire on September 21, 2008, unless earlier redeemed by the Company as described below.

          The Series F Preference Stock will be non-redeemable and will rank equally in respect of dividends and the distribution of assets to all other classes or series of the Company's Preferred Stock, unless the terms thereof shall provide otherwise. The Series F Preference Stock which is the subject of the Rights may not be issued except upon exercise of Rights. Each share of Series F Preference Stock will have a minimum preferential quarterly dividend rate of $3 per share but will be entitled to an aggregate of 100 times the cash and non-cash (payable in kind) dividends and distributions (other than dividends and distributions payable in Common Stock) declared on the Company's Common Stock. In the event of liquidation, the holders of Series F Preference Stock will be entitled to receive a liquidation payment in an amount equal to the greater of $100 per share or 100 times the payment made per share of Common Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon. Each share of Series F Preference Stock will have 100 votes, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Series F Preference Stock will be entitled to receive 100 times the amount received per share of Common Stock. The rights of the Series F Preference Stock as to dividends, liquidation and voting are protected by antidilution provisions.

          The Purchase Price payable, and number of shares of Series F Preference Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution
(i) in the event of a stock dividend on Common Stock, or a subdivision, combination or reclassification of Common Stock or Series F Preference Stock, (ii) upon the grant to holders of Common Stock of certain rights or warrants to subscribe for Common Stock or convertible securities at less than the current market price of Common Stock, or (iii) upon the distribution to holders of Common Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends out of earnings or retained earnings at a rate not in excess of 125% of the rate of the last cash dividend theretofore paid or dividends payable in Common Stock) or of subscription rights or warrants (other than those referred to above).

          In the event that, on or at any time after a Stock Acquisition Date, the Company is acquired in a merger or other business combination transaction (in which any shares of the Company's Common stock are changed into or exchanged for other securities or assets) or 50% or more of the assets or earning power of the Company and its subsidiaries (taken as a whole) are sold, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value (determined as provided in the Rights Agreement) of two times the exercise price of the Right.

          In the event that (i) on or at any time after a Stock Acquisition Date, the Company is the surviving corporation in a merger or other business combination and its Common Stock remains outstanding and unchanged, (ii) an Acquiring Person engages in one or more self-dealing transactions specified in the Rights Agreement, (iii) a person (other than the Company, any subsidiary of the Company, any employee benefit plan or employee stock plan of the Company or of any subsidiary of the Company, or a person who acquires 30% or more of the general voting power of the Company in connection with a transaction or series of transactions approved prior to such transaction or transactions by the Board of Directors of the Company) alone, or together with his, her or its affiliates or associates, becomes the beneficial owner of a number of the outstanding shares of the Company's stock having in the aggregate 30% or more of the general voting power of the Company or (iv) during such time as there is an Acquiring Person, any of certain events described in the Rights Agreement occurs which results in such Acquiring Person's ownership interest being increased by more than 1%, then, and in each such case, proper provision shall be made so that each holder of a Right (except as noted below) will thereafter have the right to receive, upon payment of the Purchase Price, that number of shares of Common Stock, or in the discretion of the Board of Directors of the Company, one one-hundredths of a share of Series F Preference Stock as shall equal the result obtained by (A) multiplying the then current Purchase Price by the then number of one one-hundredths of a share of Series F Preference Stock for which a Right was exercisable immediately prior to the first occurrence of any one of the events listed above in this paragraph and (B) dividing that product by 50% of the current market price per one share of Common Stock.

          The holder of any Rights that are, or were, beneficially owned by an Acquiring Person or an affiliate or associate thereof or certain transferees thereof which engaged in, or realized the benefit of, an event or transaction or transactions described in the immediately preceding paragraph, shall not be entitled to the benefit of the adjustment described in the immediately preceding paragraph.

          Rights are not exercisable until such time as the Rights are no longer redeemable by the Company as described below.

          With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares (other than fractions which are integral multiples of the fraction of a share for which a Right is then exercisable) will be issued and in lieu thereof an adjustment in cash will be made based on the market price of Common Stock on the last trading date prior to the date of exercise.

          Up to and including the tenth business day after a Stock Acquisition Date, which time period may be extended by the Board to any time up to and including the twentieth business day after a Stock Acquisition Date, the Company may redeem the rights in whole, but not in part, at a price of $.01 per Right, which amount may be adjusted as provided in the Rights Agreement (the "Redemption Price"). Promptly upon the action of the Board electing to redeem the Rights, the Company shall make an announcement thereof and, upon such announcement, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

          Any of the provisions of the Rights Agreement may be amended by the Board prior to the Distribution Date. On and after the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, correct or supplement any provision contained in the Rights Agreement which may be defective or inconsistent with any other provisions in the Rights Agreement, to make changes which do not adversely affect the interests of holders of Rights (other than an Acquiring Person or an Affiliate or Associate thereof), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that the Rights Agreement may not be supplemented or amended to lengthen a time period relating to when the rights may be redeemed at such time as the Rights are not redeemable, or any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or benefits to, the holders of the Rights.

          Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company with respect to a Right held, including, without limitation, the right to vote or to receive dividends.

          The present distribution of the Rights is not taxable to the Company or its shareholders. The Rights are not dilutive and will not affect reported earnings per share. The Company will receive no proceeds from the issuance of the Rights as a dividend.

          The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board. The Rights should not interfere with any merger or other business combination approved by the Board since the Rights may be redeemed by the Company at $.01 per Right, subject to adjustment, at any time up to and including the tenth business day (twentieth business day if the Board of Directors so determines) following the Stock Acquisition Date.

          The foregoing description of the Rights does not purport to be complete and is qualified by reference to the Rights Agreement, dated as of September 21, 1998 between the Company and First Chicago Trust Company of New York, as Rights Agent, specifying the terms of the Rights, which includes as Exhibit A the form of Right Certificate, as Exhibit B the form of Summary of Rights to Purchase Preference Stock and as Exhibit C the form of Certificate of Designation, Preferences and Rights of the Series F Participating Preference Stock specifying the terms of the Series F Preference Stock.

                                 SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.



Dated:  December 11, 1998
                                    THE TURNER CORPORATION


                                    By: /s/ Sara J. Gozo
                                        --------------------------------
                                        Sara J. Gozo
                                        Vice President, Secretary and
                                        General Counsel